                                                                   Exhibit 10.30

                              CONCESSION AGREEMENT

This Concession Agreement made and concluded as of the 18th day of January, 1996, by and between Holland America Line-Westours Inc., a Washington corporation, hereinafter sometimes referred to as "Agent" or "HA" which is the duly authorized agent of the owners and/or charterers of the vessels ss Rotterdam, ms Nieuw Amsterdam, ms Noordam, ms Westerdam, ms Statendam, ms Maasdam, and ms Ryndam, as well as the vessels ms Veendam and ms Rotterdam VI, both of which are currently under construction, hereafter referred to individually as "Vessel" or collectively as the "Vessels," and Allders International (USA) Inc., a California corporation (hereinafter referred to as "Concessionaire").

                               W I T N E S S T H:

         HA agrees to grant and Concessionaire agrees to accept the below described concession on the following terms and conditions:

Description and Term of Concession

         1. This Agreement covers the exclusive concession aboard the Vessels for:

         A. Purchasing, supplying and selling merchandise and sundry in the Vessels' retail shops; and

         B. Purchasing, supplying and selling of duty free liquor in bottles for consumption on board or take home.

As used in this Agreement, the term "Owners" includes the entities identified above together with all other entities that are or become affiliated with and principals of HA and who have or acquire an interest in a Vessel either as an owner or charterer.

         2. The effective date of this Agreement as to each Vessel shall be as follows:

          Vessel                     Effective Date
          ------                     --------------

        Rotterdam                    January 18, 1996
        Statendam                    February 23, 1996
        Nieuw Amsterdam              February 24, 1996
        Noordam                      February 24, 1996
        Westerdam                    February 24, 1996
        Maasdam                      February 23, 1996
        Ryndam                       March 3, 1996
        Veendam                      When placed in Actual Passenger
                                     Service (expected May 15, 1996)
        Rotterdam VI                 When Placed in Actual Passenger
                                     Service (expected October, 1997)

Unless terminated earlier in accordance with the provisions herein, the term of this Agreement shall continue as to each Vessel from the respective effective date until November 30, 2001, plus or minus up to 15 days at HA's option which option may be applied on a Vessel-by-Vessel basis such that the termination date may be different as between the Vessels. Notwithstanding the foregoing, the parties acknowledge that the ss Rotterdam is scheduled to be permanently withdrawn from passenger service on or about September 30, 1997 whereupon the term of this Agreement shall terminate as to that Vessel. The termination of the term of this Agreement, in whole or as to any Vessel, shall not diminish the rights or obligations of the parties in respect of the period prior to termination including, without limitation, as to any liabilities or obligations arising as a consequence of events that occurred prior to termination. Except as otherwise provided in this Agreement (including, without limitation/Articles 65 and 66 and 66A), HA shall give Concessionaire at least 90 days' written notice of the exact termination date of the term of this Agreement or any extension.

         3. Either party shall have the right to terminate the term of this Agreement prior to the expiration of the term above stated by giving at least six (6) months advance notice to the other party, provided, however, such notice may not be given prior to October 1, 1997 and if given, must include all Vessels.

Basic Storage and Physical Facilities to be Furnished by HA

         4. A. HA shall, during the term of this Agreement, permit Concessionaire to use the existing shops on the Vessels for the purposes contemplated by this Agreement. HA acknowledges that the trade fixtures now installed in the shops on the Rotterdam are the property of Concessionaire.

            B. HA shall, during the term of this Agreement, furnish Concessionaire with adequate refrigeration and storage facilities, as well as all reasonable water, electric, air conditioning and other utility services necessarily incident to Concessionaire's operations on the Vessels. HA shall not be liable to Concessionaire for any loss or damage caused by or resulting from any variation, interruption or any failure of said utility services except that HA shall promptly take such corrective measures as are feasible to restore or repair such utility services, provided, however, that if any such variation, interruption or failure makes it impossible for Concessionaire to maintain operations on board a Vessel for 48 or more consecutive hours, the per passenger per day rental computation under Article 6 shall be calculated with the following modifications:


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
                  (i) if the interruption in operations continues for at least 48 hours but less than 72 hours, then the per passenger per day amount specified in Article 6 shall be reduced by [* ].

                  (ii) if the interruption in operations continues for at least 72 hours but less than 96 hours, then the per passenger per day amount specified in Article 6 shall be reduced by [* ];

                  (iii) if the interruption in operations continues for at least 96 hours but less than 120 hours, then the per passenger per day amount specified in Article 6 shall be reduced by [* ]; and

                  (iv) if the interruption in operations continues for 120 hours or more, then the per passenger per day amount specified in Article 6 shall be reduced in the same manner as provided in (iii) above taking into account the number of 24-hour periods that such interruption continues.

                  C. Concessionaire has inspected and fully familiarized itself with all of the existing facilities as well as utility services aboard the Vessels, and Concessionaire acknowledges that they are adequate, sufficient and fit for their intended use by Concessionaire.

                  D. Notwithstanding Article 4(C) above, HA and Concessionaire have agreed that certain improvements will be made to the shops on all Vessels (other than the Rotterdam). Concessionaire will, at its expense and subject to HA's review and approval, prepare the conceptual drawings for the agreed improvements. Upon approval by HA of the conceptual drawings, Concessionaire will, at HA's expense (within a budget that has approved by HA) and subject to HA's review and approval, prepare working drawings for the agreed improvements. Upon approval by HA of the working drawings, HA will, at its expense and subject to Concessionaire's review and approval, prepare final drawings for the agreed improvements. At the time of the next regularly scheduled drydock or wetdock of the Vessel following Concessionaire approval of the final drawings, HA will, at its expense, complete the agreed improvements substantially in accordance with the final drawings. No party shall unreasonably withhold or delay its approval under this Article 4(D).

Details and Qualities of Operations to be Performed by Concessionaire

         5. Concessionaire covenants, warrants, and represents that:

         A. Concessionaire is an experienced concessionaire, fully qualified to operate, supervise and/or perform the purchase and sale of sundries and merchandise in the Vessels' shops

-----------------

         * This confidential portion has been omitted and filed separately with the Commission.

as well as the purchase and sale of cosmetics; and that it has employed or has available and will furnish a sufficient, capable, and trained staff to operate the shops.

         B. Concessionaire will engage the services of a professional window dresser to display the merchandise for sale in a Vessel's shops. Concessionaire will maintain the highest standards when changing showcase and window displays.

         C. Concessionaire will purchase, supply and sell in the Vessels' shops adequate quantities of high quality internationally recognized brands of retail merchandise, including but not limited to jewelry, perfume, souvenirs, apparel, gifts, sundries, cosmetics, tobacco products, toys, sporting goods, sunglasses, lotions, books, magazines, toiletries and bottled liquor for consumption on board or take home.

         D. Concessionaire will operate the Vessels' shops during reasonable and customary hours as directed by HA.

         E. HA may prohibit Concessionaire from marketing any specific goods aboard a Vessel if in HA's opinion such marketing is undesirable or likely to be prejudicial to the business of HA either directly or indirectly or HA otherwise reasonably objects to the type or quality of the goods. During any voyage a Vessel's Master may exercise this right on behalf of HA, but on termination of any such voyage, the matter may be referred to HA by Concessionaire.

         F. Concessionaire will engage in its service aboard a Vessel an adequate number of employees, sufficiently trained in their duties and conversant in English, who will perform Concessionaire's obligations hereunder in a courteous and efficient manner so as to meet high standards of retail merchandising at first class resorts in the United States.

         G. Concessionaire will continue utilizing and improving, to the reasonable satisfaction of HA, a system for evaluating the performance of Concessionaire's employees so as to assure continuous maintenance of the quality standards required of them.

         H. Concessionaire will at all times establish and maintain on a Vessel high standards of sanitary conditions and cleanliness in the storerooms, shops and other spaces where it performs its obligations; and its employees will at all times maintain high standards of personal cleanliness. Such sanitary and cleanliness standards shall include but not necessarily be limited to the requirements imposed by the United States Public Health Service.

         I. Prices charged on goods for resale to passengers in the Vessels' shops are to be fixed by Concessionaire subject to the rights of HA to question any such prices if HA regards them as unreasonable. On or before October 1, 1997, HA and Concessionaire shall work together to complete development of their systems for a bar code scanning system on board the Vessels. The Concessionaire shall ensure that bar codes (UPC) are included on all merchandise sold on board the Vessels, that Concessionaire's employees have the equipment and training to enable them to process sales by scanning the bar codes, and that Concessionaire's employees do, in fact, process sales by such method.

         J. For any sales exceeding $500.00, prior authorization has to be obtained by the Concessionaire from the Vessel's Purser; in no event shall Concessionaire deliver merchandise to the purchaser unless and until such authorization has been obtained (including as to sales on the last day of the voyage). Concessionaire will actively support HA's "no cash" policy such that all purchases are charged to the passengers' shipboard accounts. If a passenger refuses to allow a purchase to be charged to his/her shipboard account, Concessionaire may accept direct payment but only by credit card and only if the purchase exceeds $50.00; the credit card processing will still be handled directly by HA under such procedures as HA and Concessionaire shall hereafter agree to (such purchases are referred to in this Agreement as "NSA Sales"). The foregoing provisions of this Article 5(J) do not apply to Post-Voyage Sales (as that term is defined in Article 6 below). Concessionaire shall not take any action or omit to take any action for the purpose of inducing or encouraging a person to purchase merchandise following conclusion of a voyage rather than during the voyage.

         K. Concessionaire will, from time to time and in cooperation with HA, prepare a list of merchandise then being offered in the Vessels' stores that will be available for purchase at a discount to Vessel officers and crew. From time to time, HA and Concessionaire shall mutually determine appropriate discount levels and policies.

         L. Concessionaire will continue and maintain the standards of presentation, service and product selection currently established.

         M. Concessionaire will comply, and cause its staff to comply, with the terms of any agreement and/or policy now existing, or hereafter entered into or adopted by HA, with respect to the carrying on board the Vessels and/or use on board the Vessels of alcoholic beverages, any narcotics or other controlled substances that HA may deem necessary or desirable in view of health and safety considerations and/or the laws, regulations and policies of any governmental jurisdiction including, without limitation, the zero tolerance policy of the government of the United States of America.

         N. Concessionaire acknowledges that HA is, and will be, implementing programs designed to minimize the waste products generated by the Vessels and further to control the types of waste products in order to reduce disposal costs and address environmental concerns. Concessionaire shall comply with such reasonable rules as HA may, from time to time, establish with respect to such matters. In no event shall Concessionaire place any waste materials or other substances into the Vessel's waste disposal or garbage systems that are considered "hazardous substances," "hazardous wastes," "toxic substances" or "toxic wastes" under applicable law or the generation or disposal of which in the normal course of garbage handling by the Vessel could result in the violation of any law, rule or regulation promulgated by any governmental authority having jurisdiction over the Vessel.

         O. It is acknowledged that another concessionaire will hold the concession on board the Vessels for the operation of the Vessels' beauty parlors, hairdressing salons, Turkish baths and massage facilities (the "Other Concessionaire"). In connection with that concession, the Other Concessionaire will be offering for sale in the facilities used by it various beauty and barbering supplies, cosmetics, liniments, bath oils and similar consumable items. HA will, from time to time, advise Concessionaire of the products or product types that the Other Concessionaire desires to retail by providing Concessionaire with a list of excluded products/product types. If Concessionaire objects to any items included on that list on the basis of products being sold by Concessionaire, it shall so notify HA. HA will then attempt to mediate the dispute failing which HA shall, it its sole discretion, prepare a final list of excluded products/product types. Notwithstanding any provision of this Agreement to the contrary, Concessionaire shall not be permitted to sell any products or product types included on the list of excluded products/product types, as such may be modified from time to time. Notwithstanding the foregoing provisions of this paragraph (O), Concessionaire has advised HA that an understanding has been reached with the Other Concessionaire as to the products to be sold by each. So long as such understanding remains in effect, HA will not involve itself in determining which products should be sold by Concessionaire rather than the Other Concessionaire. Concessionaire further acknowledges that HA has entered into an agreement, and may in the future enter into other agreements, pursuant to which HA or another company will offer passengers the ability to rent tuxedos either prior to or during voyages; any such agreement shall not extend to the onboard sale of tuxedos.

         P. Concessionaire will work with HA to develop and utilize and "e-mail" system that will improve communications between Concessionaire, HA and the Vessels.

Payments

         6. A. As used in this Article 6, the "Specified Amount" shall be as follows:

            Annual Period                                 Specified Amount

          Until 11/30/96                                       [*
          12/1/96 - 11/30/97
          12/1/97 - 11/30/98
          12/1/98 - 11/30/99
          12/1/99 - 11/30/00
          After 12/1/00                                                     ]

--------

         * This confidential portion has been omitted and filed separately with the Commission.

As used in this Article 6, the "Specified Amount Effective Date" for the Veendam and Rotterdam VI shall be the date on which each Vessel is placed in actual passenger service (expected to be during May, 1996 and October, 1997, respectively) and as to all of the other Vessels shall be the earlier of: (i) the first day of the first voyage that ends after December 1, 1996; or (ii) the first day of the third voyage that ends after the first scheduled drydocking of the Vessel following the date of this Agreement.

                  B. For purposes of applying Article 10(D) below, amounts due from Concessionaire under this Article 6(B) shall initially be determined separately for each quarter (December - February, March - May, June - August, September - November) and on an aggregate basis for all Vessels, taking into account voyages ending during the quarter. For purposes of the final calculation under Article 10(E) below, amounts due the Concessionaire under this Article 6(B) shall be determined separately for each annual period (December 1 - November 30) and on an aggregate basis for all Vessels, taking into account voyages ending during the annual period. Concessionaire will pay HA in U.S. Dollars a rental fee equal to the Specified Amount per passenger per day (excluding day of disembarkation) or [* ] of sales revenue from the Vessels during the annual period, whichever sum is greater. The determination of the applicable Specified Amount shall be based on the annual period in which occurs the last day of the voyage. If as to any quarterly or annual period the Specified Amounts as to all voyages are not identical, the rental fee calculation shall be determined using a weighted average calculation. If the termination date of the term of this Agreement is other than the last day of the annual period, the annual period shall be deemed to end as of the termination date and all calculations shall be made on the basis of the shortened annual period.

                  C. For purposes of this Article 6, sales revenue from a Vessel includes sales made to passengers by Concessionaire following conclusion of the voyage and after the passengers have disembarked the Vessel but which are attributable to events that occurred during the voyage ("Post-Voyage Sales").

                  D. Concessionaire acknowledges that HA has established a passenger rating system for its Vessels whereby most aspects of the Vessels' operations and passenger services are rated by passengers on a 1-9 scale with 9 being the highest rating (the "COB System"). The parties further agree that as to the Shipboard Shop's Staff rating, Concessionaire is expected to maintain the Shipboard Shop's Staff Required Rating (as that term is defined below). If there shall occur two or more consecutive sailings (determined without regard to Excluded Sailings, as that term is defined below) as to which Concessionaire is unable to maintain an average Shipboard Shop's Staff rating that is equal to or greater than the Shipboard Shop's Staff Required Rating, then as to each such consecutive deficient sailing (other than the first one and no including Excluded Sailings), Concessionaire shall pay HA the sum of [* ] per day of the

--------

         * This confidential portion has been omitted and filed separately with the Commission.

sailing, excluding day of disembarkation, but in no event more than [* ] as to any sailing. For purposes of this Agreement, the Shipboard Shop's Staff Required Rating shall be [* ] and the Overall Experience Required Rating shall initially be [* ]. For purposes of this Agreement, Excluded Sailings are all sailings as to which both the Shipboard Shop's Staff rating is less than the Shipboard Shop's Staff Required Rating and the Vessel's overall experience rating was less than the Overall Experience Required Rating. HA will provide Concessionaire with each sailing's Shipboard Shop's Staff and overall experience ratings by e-mail promptly following the conclusion of the sailing. On a monthly basis as to sailings ending during that month, Concessionaire shall deliver to HA amounts due, if any, pursuant to this Article 6(D). An example of the foregoing is as follows: (assuming a Shipboard Shop's Staff Required Rating of [* ]):

                                Shipboard Shop's                        Overall
         Cruise                    Staff Rating                   Experience Rating
         ------                    ------------                   -----------------

             1                  [*                                         [*
             2
             3
             4
             5
             6                           ]                                          ]


Cruise 1: Shipboard Shop's Staff rating at or above Shipboard Shop's Staff Required Rating - no payment.

Cruise 2: Shipboard Shop's Staff rating below Shipboard Shop's Staff Required Rating, not an Excluded Sailing because overall experience rating is at or above Overall Experience Required Rating - no payment because of Cruise 1 rating.

Cruise 3: Excluded Sailing because Shipboard Shop's Staff Rating below Shipboard Shop's Staff Required Rating and overall experience rating below Overall Experience Required Rating - no payment.

Cruise 4: Shipboard Shop's Staff rating below Shipboard Shop's Staff Required Rating, not an Excluded Sailing because overall experience rating is at or above Overall Experience Required Rating - payment is due since there have been two or more consecutive sailings where the Shipboard Shop's Staff rating was below the Shipboard Shop's Staff Required Rating (for these purposes, Cruise 3 is ignored).

Cruise 5: Shipboard Shop's Staff rating at or above Shipboard Shop's Staff Required Rating, not an Excluded Sailing even though overall experience rating is below Overall Experience Required Rating because Shipboard Shop's Staff rating is at or above Shipboard Shop's Staff Required Rating - no payment.

--------
         * This confidential portion has been omitted and filed separately with the Commission.

Cruise 6: Shipboard Shop's Staff rating below Shipboard Shop's Staff Required Rating, not an Excluded Sailing because overall experience rating is at or above Overall Experience Required Rating - no payment because of Cruise 5 rating.

Notwithstanding the above provisions, Concessionaire shall have the right to request HA review as to any sailing in which Concessionaire was unable to maintain an average Shipboard Shop's Staff rating that is equal to or greater than the Shipboard Shop's Staff rating that is equal to or greater than the Shipboard Shop's Staff Required Rating on the basis of mitigating circumstances. If HA agrees there were mitigating circumstances, then such sailing will be considered an Excluded Sailing for all purposes of this Section; otherwise, the above provisions of this Section shall apply. The decision of HA as to whether there were mitigating circumstances shall be final and binding upon the parties.

             7. For purposes of Article 6, the passenger count will be determined at the end of each voyage and provided by HA to Concessionaire.

             8. Concessionaire will also pay HA a per diem messing charge of [* ] per employee per day for their personnel on a Vessel until November 30, 1996. HA may, at its option, annually increase the messing charges as of December 1 of each year (beginning with December 1, 1996), but no such annual increase shall exceed the applicable annual rate of increase used by HA for internal budgetary purposes. None of the concessionaire's employees shall order from the passenger menus.

             9. HA will pay Concessionaire for retail merchandise (other than sundries) which HA purchases from the Vessels' shops for use as prizes or gifts to passengers or other personnel aboard the Vessels, at prices reflecting a mutually agreed upon discount off the prices at which concessionaire regularly sells the same items of retail merchandise to passengers. Such discount shall only be available as to products then included on the officer/crew discount list prepared pursuant to Article 5(K) above.

             10. A. As HA under its "no cash" policy collects and holds all revenues generated by Concessionaire on board and since all NSA Sales (as that term is defined in Section 5(J) above) will be processed through HA's credit card processing system, HA shall remit to Concessionaire, at the end of each voyage, a sum equal to the excess of [* ] of the gross revenues for that voyage (excluding Post-Voyage Sales) over the sum of (i) messing charges, plus (ii) other unpaid amounts due to HA for that voyage. Credit card service charges for on-board sales (including NSA Sales) shall be for the account of HA. Credit card service charges for Post-Voyage Sales shall be for the account of Concessionaire.

--------
             * This confidential portion has been omitted and filed separately with the Commission.

             B. At the end of each voyage of a Vessel, the Purser shall furnish the Concessionaire's shop manager, in writing, the total passenger cruise days (excluding day of disembarkation) during the voyage, and the Concessionaire's shop manager shall furnish the Purser, in writing, the Concessionaire's gross revenues from the voyage (NSA Sales to be included in gross revenues but separately stated).

             C. On a monthly basis, concessionaire shall deliver to HA an amount equal to [* ] of the revenues received by Concessionaire from Post-Voyage Sales during that month together with a schedule specifying the names of the passengers, the items purchased and the amounts paid.

             D. At the end of each quarter (as provided for in Article 6(B)) during the term of this Agreement, HA shall determine whether the monies retained by it pursuant to Article 10(A) above and received by it pursuant to
Article 10(C) above for said quarter are sufficient to provide HA with the rental due it pursuant to Article 6(B) after taking into account messing charges, other amounts due HA under this Agreement and the calculation of the amount due on the basis of the Specified Amount stated in Article 6. If there shall be a deficiency, such shall be paid by Concessionaire within ten (10) days after HA shall notify Concessionaire within ten (10) days after HA shall notify Concessionaire of the amount thereof and the calculations relevant thereto.

             E. At the end of each annual period (as provided for in Article 6(B)) during the term of this Agreement, HA shall determine whether the monies retained or received by it pursuant to the foregoing provisions of this Article 10 actually equal to total amount due HA under this Agreement as to such annual period (including, without limitation, after taking into account messing charges, other amounts due HA under this Agreement and the calculation of the amount due on the basis of the Specified Amount stated in Article 6). If there shall be a deficiency, such shall be paid by Concessionaire within ten (10) days after HA shall notify Concessionaire of the amount thereof and the calculations relevant thereto. If there shall have been an excess payment, such shall be paid by HA to Concessionaire within ten (10) days after HA shall notify Concessionaire of the amount thereof and the calculations relevant thereto.

Trademarks

             11. HA hereby grants Concessionaire the right to imprint the HA logo and, in HA's discretion, other HA trademarks (the HA logo and other trademarks are herein referred to as the "Trademarks") on souvenirs and other sundry and merchandise sold by Concessionaire on board the Vessels.

             12. A. All right, title and interest in and to the Trademarks and the goodwill associated therewith is owned by HA and/or one of its affiliates. Concessionaire recognizes such

--------
             * This confidential portion has been omitted and filed separately with the Commission.

ownership in HA and its affiliates and agrees never to contest their title thereto or the validity of the trademarks applications or registrations therefore filed or obtained by HA or its affiliates.

             B. Concessionaire agrees that HA and/or its affiliates are and will be the owner of all goodwill that may in the future attach to the Trademarks as a result of Concessionaire's use of the Trademarks.

             C. Concessionaire acknowledges that by entering into this Agreement, Concessionaire acquires no rights to any trademarks pertaining to any of HA's products or services which rights remain solely in HA and/or its affiliates, except for such rights specifically granted in this Agreement.

             D. Concessionaire shall not, without HA's prior written consent, file any applications or obtain any registrations of the Trademarks anywhere in the world. If requested by HA, Concessionaire agrees, at the expense of HA, to assist and join any application HA and/or its affiliates may make to register the Trademarks including the execution of any documents as may be necessary to implement such application.

             E. HA shall have the right to determine the existence of infringement of the Trademarks, and in the event of infringement by a third party, HA and its affiliates shall have the exclusive right, at their discretion, to file and maintain a suit for infringement.

             F. Concessionaire agrees to make only proper usage of the Trademarks and specifically to include the appropriate indication "TM" or "R" within a circle, adjacent to the Trademarks at all reasonable times.

             G. Concessionaire agrees upon termination of the term of this Agreement to cease all use of the Trademarks or any confusingly similar trademark or trade name. After termination of the term of this Agreement, Concessionaire shall not adopt for use any trademark or trade name confusingly similar to the Trademarks.

             13. Concessionaire shall provide HA with artwork, or photostats of artwork, indicating colors and process of manufacture, of all newly-designed and not previously approved uses of the Trademarks for HA's approval prior to their use. HA shall have the right, at its discretion, to forbid the use thereof. Samples of literature, advertising, catalogs and packaging relating to the souvenirs will be provided on a timely basis by Concessionaire to HA following printing or production. When using the Trademarks, Concessionaire agrees to undertake to comply with the requirements of all laws pertaining to trademarks, including marking requirements. Before using any Trademarks, Concessionaire shall inform HA of the nature and quality of the souvenirs and shall thereafter promptly furnish samples thereof to HA.

Concessionaire's Employees

             14. A. Concessionaire's status under this Agreement is solely that of an independent contractor, and Concessionaire at all times has the obligation and right to control all of the employees engaged by Concessionaire to perform its obligations hereunder, and such persons are solely the responsibility of Concessionaire. Concessionaire is solely responsible for the payment of all wages, vacation pay, benefits and repatriation expenses to each of its employees. Concessionaire shall furnish HA with copies of the contract forms used for engaging the services of Concessionaire employees.

             B. Concessionaire may, at its own expense and without interfering with a Vessel's operations, replace its employees or transfer them between the Vessels, at reasonable intervals.

             15. Concessionaire is solely responsible for satisfying all maintenance and cure obligations, and for the payment of any medical and subsistence expenses or damages, to Concessionaire's employees arising from accident, injury or illness. Except as provided in Article 28, Concessionaire shall indemnify HA and the Owners and hold them harmless for and from any such obligations, expenses or damages they may incur together with all expenses incident thereto including, without limitation, legal fees.

             16. Concessionaire's employees do not have maritime liens on a Vessel for any payments due to them in connection with their services for Concessionaire. Concessionaire shall indemnify HA and the Owners and hold them harmless for and from any such lien discharged by them together with all expenses incident thereto including, without limitation, legal fees.

             17. Concessionaire's employees are not entitled to assert claims against HA or the Owners under Jones Act, 46 U.S.C. Section688 or any successor statute. Concessionaire shall indemnify HA and the Owners and hold them harmless for and from and such Jones Act damages incurred by them together with all expenses incident thereto including, without limitation, legal fees.

             18. In each of its contracts with its employees, Concessionaire will insert the following notice:

                  "Your employer is a concessionaire of Holland America Line-Westours Inc. ("HALW"), agent of [insert shipowner name], the owner or charterer of the Vessel. You are subject to the control of your employer. You are also subject to the authority of the Master for purposes of health, safety, and discipline. In your dealings with passengers you will refer to yourself as an employee in the Vessel's Shops. However, your employer is solely responsible for you, and neither the Vessel nor HALW nor the Vessel's owner or charterer are obligated to you for any payments. In view of the laws, regulations and policies of governmental jurisdictions and/or the safety of the Vessel, its passengers and crewmembers, HALW and/or its affiliates may deem it necessary or desirable to enter into agreements or adopt policies with respect to the carrying on board the Vessel and/or use on board the Vessel of narcotics, other controlled substances and/or alcoholic beverages including, without limitation, random drug and/or alcohol testing policies. You are required to comply with the terms of any such agreement and/or policy now existing, or hereafter entered into or adopted by HALW or its affiliates. Without limiting the generality of the foregoing, your entering into of this contract constitutes your consent to submit to drug and/or alcohol testing if and when required by HALW or its representatives.

             19. A. Concessionaire irrevocably appoints the Master of a Vessel as its agent with the power of overall supervision of Concessionaire's employees on board the Vessel for purposes of health, safety, and discipline. The Master may delegate this supervisory power to the Vessel's Hotel Manager and/or Purser.

             B. Only for purposes of health, safety and discipline and to facilitate compliance with the immigration laws applicable in a Vessel's base port and other ports of call, Concessionaire's employees will sign on ship's articles; but such adherence to ship's articles will not in any way detract from or modify the Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees, as described in Articles 14-18. HA agrees to make all arrangements for the Concessionaire's employees to sign on and off ship's articles; provided that all disbursements in connection therewith shall be for the Concessionaire's account.

             20. Concessionaire will not intentionally advertise or otherwise cause to become known amongst the passengers that Concessionaire is a concessionaire. In their dealings with passengers, Concessionaire's employees will refer to themselves as employees of the Vessel's Shops; but such reference for purposes of passenger relations will not in any way detract from or modify Concessionaire's status as an independent contractor, and its relationship or its right and obligation to control its employees as described in Articles 14-18.

             21. Concessionaire will employ on board the Vessel only persons who are of good moral character and who are in good health, who hold valid passports, visas, and all other permits required by any governmental authority having jurisdiction, in order that they may enter and leave the base port and other ports where the Vessel may call. HA agrees to arrange for all on board immigration formalities and to accept responsibility for safekeeping of all passports or other immigration documents turned over to it by concessionaire's employees.

             22. Concessionaire will at its own expense arrange for each of its employees to receive a complete medication examination immediately prior to serving aboard a Vessel and periodically thereafter. The examination must be performed by the Vessel's physician or another physician acceptable to HA, must include such tests and procedures as may be required by HA (including, without limitation, a chest x-ray), and must show the employee to be in good health, fit for performance of shipboard duties and otherwise to have satisfied such health criteria as may be established by HA. If performed other than by the Vessel's doctor, the report of such examination shall be forwarded to the Vessel's doctor. If the physical examination is conducted by the Vessel's doctor on board the Vessel, Concessionaire shall pay the Vessel's Purser the cost thereof prior to conclusion of the voyage during which the examination occurs.

             23. Concessionaire's employees will at all times keep themselves neatly groomed, well spoken, and suitably attired in uniforms to be provided at Concessionaire's expense.

             24. Concessionaire will designate for a Vessel a shop manager of suitable experience and caliber to supervise the work of Concessionaire's other employees, subject to the overall supervision of the Master as provided in
Article 19. The shop manager will be entitled to the same privileges as a hotel officer of a Vessel.

             25. From time to time, when deemed necessary by Concessionaire or reasonably required by HA, Concessionaire will furnish a reasonable number of executive or surveillance employees to travel on a Vessel for purposes of inspecting Concessionaire's operations. Suitable accommodations for such executive or surveillance employees of Concessionaire will be provided by HA if available, without charge to Concessionaire; except that Concessionaire will pay the charge described in Article 8 for such persons at the same rate Concessionaire is then being charged for its shop personnel and will also pay port charges and taxes for such persons based on amounts stated in HA's brochures. If an employee is on the Vessel for less than the entire voyage, the port charges and taxes amount will be prorated based on the number of ports during which the employee was on the Vessel relative to the total number of ports scheduled for the voyage (including, for these purposes, the port of embarkation and disembarkation).

             26. In his/her discretion, the Master may require any employee of Concessionaire to remove himself/herself and his/her belongings from a Vessel at any time when the Vessel is in port, and all repatriation expenses, if any, will be for Concessionaire's account; provided that if the Master acted unreasonably, HA will reimburse Concessionaire for any such repatriation expenses.

             27. HA will furnish without charge applicable accommodations of officer or crew grade, including clean bed linen and towels at normal intervals, for the number of concessionaire's personnel as described in Article 5(F), as well as Articles 24 and 25.

             28. At Concessionaire's request, and except as otherwise provided in Article 22, HA will furnish for Concessionaire's employees during the period they are onboard the Vessel, without charge, regular and reasonable on board medical care by a Vessel's doctor, as well as medicines, for accident, illness and injury suffered by concessionaire's personnel while onboard the Vessel.

             29. Concessionaire's personnel are not permitted:

             A. To carry or consume aboard a Vessel any narcotics, or other drugs which are prohibited in the Vessel's ports, except pursuant to a program of medical care under the direct supervision of the Vessel's doctor;

             B. To consume alcoholic beverages aboard a Vessel to the point of intoxication or to the point where, during the subsequent performance of their duties, such consumption could become apparent to the passengers;

            C. To board a Vessel in an intoxicated state without the consent of the Master; or

             D. To engage in gambling aboard a Vessel in the Vessel's casino or amongst themselves;

             E. To sell any merchandise to passengers (except in the course of their duties), or to purchase merchandise from a Vessel's shop for resale.

Concessionaire's Other General Obligations

             30. Subject to the approval of the Master, Concessionaire will safely stow for sea and will maintain such safe stowage for see of all retail stock and its other property, as well as all property belonging to HA or the Owners which Concessionaire uses to perform its obligations hereunder. Upon termination of this Agreement, if no payments are due from Concessionaire to HA, HA will give Concessionaire a release and Concessionaire will promptly remove its property from the Vessel, including its retail stock.

             31. Concessionaire will create no unseaworthy conditions in the performance of its obligations hereunder.

             32. Concessionaire will care for the property of a Vessel utilized by Concessionaire in performance of its obligations hereunder in a careful, efficient and businesslike manner.

             33. Concessionaire will comply with all laws and regulations (including but not limited to tax laws and regulations) of all governmental authorities having jurisdiction, relating to immigration, repatriation and its operations hereunder.

             34. Concessionaire may require structural, electrical, plumbing or other utility changes on the Vessel but such changes will be made by HA only at its discretion and for the account of Concessionaire.

             35. A. Concessionaire will, at its own expense, repair as well as replace when necessary, all of HA's and any Owner's property which is damaged by Concessionaire's employees, over and above normal wear and tear.

             B. Concessionaire shall be responsible for installation and maintenance at its own expense of tasteful interior decoration of all areas used by passengers in availing themselves of goods marketed by Concessionaire aboard a Vessel, but all plans for altering the interior decorations of those areas, including but not limited to the existing interior decorations, shall be submitted to HA for its approval prior to implementation. Such approval shall not be unreasonably withheld. In addition, Concessionaire shall undertake replacement or refurbishment at its own expense of areas whose interior decorations are designated by HA, from time to time, as reasonably requiring replacement or upgrading, to maintain the general standard in existence on the Vessel.

Other HA Obligations

             36. HA will permit access to those portions of a Vessel and to the Vessel's equipment which may reasonably be required by Concessionaire to perform its obligations hereunder. HA agrees to cooperate with Concessionaire for the purpose of promoting Concessionaire's shops aboard the Vessels.

             37. HA shall furnish Concessionaire with one or two safe deposit boxes in the office of the Purser on a Vessel.

             38. HA shall coordinate stevedoring services for Concessionaire with such services required by HA and other concessionaires, but Concessionaire shall be responsible for its own stevedoring costs.

             39. HA shall furnish concessionaire with reasonable radio and telephone communications at cost.

             40. HA will furnish at its own expense on board laundry services (but not dry cleaning) for Concessionaire's employees.

Complaints

             41. All complaints by passengers, officers, staff and crew arising from Concessionaire's sales and service will be referred by HA to Concessionaire's shop manager on the Vessel involved. If any such complaint cannot be amicably resolved within 21 days, Concessionaire agrees to propose to the complainant that the matter be referred to arbitration, and if the complainant consents to the proposal, Concessionaire will submit the complaint to arbitration under the Consumer Arbitration Rules of the American Arbitration Association, with the arbitration hearings and other proceedings to be held in Miami, Tampa, Los Angeles, San Francisco, Seattle or New York, at the complainant's option.

Insurance

             42. A. HA agrees at its own expense to provide and maintain marine hull and machinery and war risk hull and machinery insurance covering the Vessel with first class marine underwriters, and this insurance shall be endorsed to designate HA as the loss payee.

             B. In the event that Concessionaire or its personnel cause in whole or in part any loss or damage covered by this insurance, or which would have been covered by this insurance but for a commercially reasonable deductible (not to exceed $5,000,000) in the insurance policy, Concessionaire agrees to reimburse HA for the amount of the deductible applicable in such loss or damage.

             C. HA and the Owners shall have no further right of recovery from Concessionaire for loss or damage covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessels, HA or the Owners covered by such insurance.

             43. HA and the Owners shall have no obligation to provide protection and Indemnity insurance coverage for Concessionaire. Concessionaire agrees to obtain and maintain at its own expense insurance to defend and cover its liability, if any, and HA's and the Owners' liabilities, if any, for:

            A. maintenance and cure as well as personal injury or death claims asserted by Concessionaire's employees or their estates;

             B. claims of passengers or other third parties arising out of or in connection with Concessionaire's operations or the actions of Concessionaire's employees; and

             C. repatriation, loss of personal effects and other costs to employees (including, without limitation, burial costs) in the event of death, casualty or termination of a voyage.

Such insurance shall be in form, in amounts, with carriers and on terms satisfactory to HA's Risk Management Department, shall name HA as an additional insured and shall waive subrogation against HA, the Vessels and the Owners. Concessionaire shall provide HA's Risk Management Department with a Certificate of Insurance evidencing such coverage.

             44. Concessionaire agrees to obtain and maintain, at its own expense, insurance on the full value of all its property aboard the Vessel with deductibles for its own account. Concessionaire shall not have any right of recovery against HA or the Owners on account of loss or any damage to its property whether or not covered by such insurance. Said insurance shall waive subrogation against HA, the Vessels and the Owners.

Liens

             45. Neither Concessionaire nor any of its employees, agents or representatives shall have any right, power, or authority to create, incur or permit to be imposed upon a Vessel any lien whatsoever. Concessionaire agrees to set forth in all of its purchase orders a notice with this information.

             46. HA shall have a lien upon all Concessionaire's property aboard a Vessel for all sums due hereunder, which lien shall continue after delivery of said property ashore wherever found.

Cruise Scheduling

             47. Cruises shall be scheduled at the sole discretion of HA who will promptly furnish Concessionaire with an initial cruise and overhaul schedule as well as all changes therein. Concessionaire shall have no claim against HA for loss or damage arising from delay, lay up or schedule changes of a Vessel.

Promotional Literature

             48. Concessionaire shall not circulate any photographs for promotional purposes without prior written consent of the persons or owners of the property which are the subject of the photographs.

             49. Concessionaire shall not issue any publicity or press releases identifying HA or a Vessel without the prior written consent of HA.

Inventory

             50. At every drydocking of a Vessel, Concessionaire and HA shall inventory all of HA's property which Concessionaire is using in the performance of its obligations on such Vessel.

Change of Status

             51. Upon 90 days written notice to Concessionaire, HA may sell or charter a Vessel, and upon such sale or charter, the term of this Agreement shall terminate as to such Vessel, provided that if the sale or charter of a Vessel is to one of HA's corporate affiliates, the term of this Agreement shall continue in full force and effect between Concessionaire and such HA corporate affiliate for any such Vessel and further provided, however, as to charters to non-affiliates for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended as to such Vessel for the duration of the charter, rather than terminated. Concessionaire acknowledges that HA has already advised Concessionaire of HA's intent to remove the ss Rotterdam from passenger service effective September 30, 1997 as well as HA's intent to operate what is referred to in this Agreement as the "ms Rotterdam VI" under the name "ms Rotterdam."

             52. In its sole discretion, HA may, at any time: (i) change registry of a Vessel; (ii) transfer ownership of a Vessel to any affiliate of HA; or (iii) bareboat charter a Vessel to any affiliate of HA. Any such occurrence shall not terminate the term of this Agreement as to that Vessel or otherwise modify the rights and obligations of the parties under this Agreement as to that Vessel.

             53. In its sole discretion, HA may change its own name or the name of a Vessel at any time.

             54. Concessionaire may not assign or subcontract this Agreement. However, Concessionaire may upon written notification to HA assign to wholly owned associates as long as such would not materially and adversely affect either HA's rights under this Agreement or the performance by Concessionaire hereunder.

Force Majeure

             55. Except as otherwise provided herein, HA shall not be liable to Concessionaire for delay, destruction, loss or damage occasioned by an Act of God, Act of War, public enemies, government restrictions, perils of the sea, quarantine, fire, strikes, lockouts, labor disputes, civil commotions, seizure or arrest of the Vessel, robbers, riots, thieves, barratry, collision, negligence in the navigation or management of a Vessel, explosions, torts of third parties, unseaworthiness, delay in sailing, prolongation of voyage, deviation, any act, omission, fault or negligence of any passenger, officer, staff member or crew member or any cause whatsoever beyond HA's control, whether of the kind hereinabove enumerated or not.

General Average and Salvage

             56. General Average shall be adjusted at New York according to York-Antwerp Rules 1974, as amended, and as to matters not therein contained, according to the law and usages of the Port of New York. In case a general average statement be required, the same shall be adjusted by an Adjuster to be selected and appointed by HA and said Adjuster shall attend to the settlement and collection of the average, subject to the customary charges.

             57. In the event of accident, danger, casualty, damage or disaster before or after commencement of a voyage resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequences of which, HA and the Owners are not responsible, by statute or contract or otherwise, Concessionaire shall contribute with HA in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage in respect to Concessionaire's property.

             58. Concessionaire shall not be entitled to participate in earned salvage.

Both to Blame Collision Clause

             59. If a Vessel comes into collision with another ship as a result of the negligence of the other ship, and any act, neglect or default for which, or for the consequences of which, HA and the Owners are not responsible to Concessionaire, by statute or contract or otherwise, Concessionaire shall indemnify HA and the Owners and hold them harmless from and against all loss or liability to the other ship or her owners insofar as such loss or liability represents loss of or damage to or any claim whatsoever of Concessionaire, paid or payable by the other ship or her owners to Concessionaire and set off, recouped or recovered by the other ship or her owners as part of their claim against the Vessel or HA or the Owners. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to, the colliding ships or objects are at fault in respect of collision or contact.

Records and Inspections

             60. HA or its duly authorized representative shall be entitled to inspect Concessionaire's relevant books and records at any reasonable time or times upon written notice to Concessionaire in order to verify the adherence by Concessionaire to the quality standards required by Article 5 and to safeguard HA's rights hereunder. Concessionaire or its duly authorized representative shall be entitled to inspect a Vessel's log books and, at its own expense, to have an audit performed with respect to passenger days on the Vessels, in order to verify amounts due under Article 6.

             61. A. HA or its duly authorized representative shall be entitled to inspect Concessionaire's inventories and equipment on a Vessel at any reasonable time or times upon notice to Concessionaire's shop manager in order to verify the adherence by Concessionaire to the quality standards required by
Article 5.

                  B. In addition, HA or its duly authorized representative shall be entitled to inspect Concessionaire's operations on a Vessel at any reasonable time or times without notice and without identification of the inspector in order to verify the adherence by Concessionaire to the quality standards required by Article 6.

Indemnity

             62. Concessionaire shall indemnify and hold harmless HA and the Owners from any claims, suits, fines, damages, losses and liens of whatsoever nature imposed upon the Vessel or asserted against or incurred by HA or the Owners arising out of or in connection with

Concessionaire's operations, property, and services, or out of any act, omission or neglect of Concessionaire or Concessionaire's employees, including, without limitation, legal fees incurred in relation to such claims, suits, fines and liens. If a suit or proceeding should be begun against a Vessel, or if a Vessel is otherwise levied against or taken into custody by virtue of legal proceedings in any court because of such lien or claim, Concessionaire shall within 24 hours thereafter cause such Vessel to be released on bond or otherwise. In HA's or an Owner's discretion, HA or the Owner may act to secure release of such Vessel on bond or otherwise and Concessionaire shall reimburse and indemnify HA and the Owner for the cost of obtaining the Vessel's release, including, without limitation, bond premiums as well as HA's and the Owner's legal fees in arranging such release.

Termination by Withdrawal, Requisition or Labor Dispute

             63. Upon 90 days written notice to Concessionaire, HA may in its sole discretion withdraw a Vessel from the cruise trades covered by this Agreement and upon such withdrawal, the term of this Agreement shall terminate as to such Vessel provided, however, as to withdrawals for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended as to such Vessel for the duration of the withdrawal, rather than terminated.

             64. Upon requisition for title or use of Vessel by any government, including but not limited to the United States of America, the term of this Agreement shall terminate immediately as to such Vessel provided, however, as to requisitions for a duration that will not extend beyond the term of this Agreement, Concessionaire shall have the right to cause the term of this Agreement to merely be suspended as to such Vessel for the duration of the requisition, rather than terminated.

             65. If a Vessel shall be prevented from sailing with or without passengers by a strike, lockout or labor dispute arising from Concessionaire's operations, upon the request of HA, Concessionaire will close down its operations, remove its personnel and property from such Vessel, and take all similar action necessary to effect removal of the picket line. If the strike, lockout or labor dispute persists for more than 3 days, then HA may thereafter give Concessionaire 4 days written notice of an intention to terminate the term of this Agreement as to all Vessels or solely as to such Vessel (in the discretion of HA) and if the strike, lockout, or labor dispute is not resolved within that 4 day period, the term of this Agreement shall so terminate; provided that if the strike, lockout or labor dispute is resolved within that 4 day period, the term of this Agreement shall not be terminated.

Default

             66. If during the term of this Agreement, and any extensions thereof, any one or more of the following events ("Events of Default") shall occur:

             A. Concessionaire or HA shall fail to perform or comply with any one or more of its covenants, duties or obligations hereunder or shall violate any one or more of the prohibitions imposed upon it under this Agreement or one or more of the warranties shall be breached, and the failure, violation or breach shall continue, after written or telegraphic notice of the failure, violation or breach is given to the offending party for an additional fourteen
(14) days or, in exigent circumstances, a reasonable period of time, whichever is shorter; or

             B. Any statement, representation or warranty contained in this Agreement or in any document furnished in connection herewith or hereafter pursuant hereto, shall prove to be knowingly or recklessly untrue or incorrect in any material respect when made; or

             C. Concessionaire or HA shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; or
(iv) be adjudicated bankrupt or insolvent; or (v) be dissolved; or (vi) file a petition in bankruptcy or for re-organization or for an agreement pursuant to a bankruptcy act or any insolvency law providing for the relief of debtors, now or hereafter in effect; or (vii) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (viii) take corporate action for the purpose of effecting any of the foregoing; or

             D. An order, judgment or decree shall be entered against either party, and without the application, approval or consent of the other party, by any court of competent jurisdiction, approving a petition seeking reorganization of either party or appointing a receiver, trustee or liquidator or it or of all or a substantial part of either party's assets;

then without prejudice to any other rights and claims for damages suffered or to be suffered by reason of such Event of Default which the other party may have in law, equity or admiralty or under this Agreement, that other party may: (i) terminate the term of this Agreement; (ii) exercise any other right or remedy which may be available to it under applicable law; and/or (iii) proceed by appropriate court action to enforce the terms hereof or to recover damages for the breach hereof.

             66A. As used in this Article 66A, the terms "COB System," "Shipboard Shop's Staff Required Rating," and "Excluded Sailings" have the meanings specified in Article 6(D). If under the COB System, Concessionaire is unable to maintain an average Shipboard Shop's Staff rating that is equal to or better than the Shipboard Shop's Staff Required Rating on any Vessel (with averages to be determined on a calendar month basis giving consideration to all sailings ending during the month other than Excluded Sailings), HA may notify Concessionaire of the deficiency (a "Deficiency Notice"). Upon receipt of a Deficiency Notice, Concessionaire shall promptly implement such changes as may be necessary to improve the deficient ratings. If the Shipboard Shop's Staff rating is not improved to an average equal to or greater than the Shipboard Shop's Staff Required Rating within 90 days after the Deficiency Notice from HA or, having been improved, is not thereafter maintained at or above an average equal to or greater than the Shipboard Shop's Staff Required Rating, HA may terminate the term of this Agreement as to the Vessel on which the deficient ratings are continuing by notice to Concessionaire. The determination of whether Concessionaire has improved the ratings sufficiently to preclude HA from exercising this right of termination shall be made with reference to the average Shipboard Shop's Staff ratings for all sailings of the Vessel (other than Excluded Sailings) ending during any calendar month selected by HA so long as the month selected is not earlier than the month during which the 90-day period referred to above in this Article 66A ends. In the event HA exercises this right of termination, the term of this Agreement shall, on the termination date specified in such notice, terminate as to such Vessel but shall remain in full force and effect as to the remaining Vessels.

             66B. No remedy or power referred to or given to a party in this Agreement or otherwise existing is intended to be exclusive, but each shall be cumulative and is in addition to, and may be exercised concurrently with, any other remedy referred to herein or which may otherwise be available to that party in law, equity or admiralty. Each and every power and remedy, whether herein so given or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient. No express or implied waiver of any ground for exercising rights in connection with this Agreement shall be, or be construed to be, a waiver of any further or subsequent ground. No delay or omission in the exercise of any right or power or in the pursuit of any remedy shall impair any such right or be construed to be a waiver of any further or subsequent ground or of any default or as an acquiescence thereto.

             66C. Any termination of the term of this Agreement shall be without prejudice to the rights and obligations of the parties accruing prior to such termination. Any rights and obligations that would apply to a party were this Agreement to have been terminated at the expiration of the term stated in
Article 2 shall apply in respect of any early termination.

HA May Cure; Expenses

             67. Except as otherwise provided in Article 62, if Concessionaire shall fail to perform or observe any of the terms of this Agreement, HA or an Owner may, in its discretion and upon seven (7) day's written or telegraphic notice to Concessionaire, do all acts and make all expenditures necessary to remedy such failure, and Concessionaire shall promptly reimburse HA and the Owner for any and all expenditures so incurred; provided that HA shall be under no obligation to do any act or make any such expenditure nor shall the doing or making thereof relieve Concessionaire of any such failure and default in that respect.

Arbitration and Choice-of-Law

             68. Any and all differences and disputes of whatsoever nature arising out of this Agreement shall be arbitrated in Seattle, Washington before a board of three persons, consisting of one arbitrator to be appointed by each party and the third (who must be a commercial person) by the two so chosen; provided that if both parties appoint the same person to be an arbitrator for a particular dispute, then that person shall act as a sole arbitrator for that dispute. Arbitration shall be the exclusive method of resolving differences and disputes between the parties. The decision of any two of the arbitrators (or the sole arbitrator) shall be final and binding and any relief deemed just and equitable may be granted, including but not limited to attorneys fees and specific performance. Judgment may be entered upon any award in any court of competent jurisdiction.

             69. This Agreement shall be governed by the Federal statutory and general maritime law of the United States, as well as, where appropriate, the law of the State of Washington; excluding, however, all Federal and Washington statutes applying to common carriage of passengers and cargo, such as but not limited to the Harter Act and Carriage of Goods by Sea Act. In all instances the Federal law shall take precedence over laws to the exclusion of all choice of law rules which might otherwise be applicable in any particular forum, except to the extent that circumstances would reasonably require application of the laws of some other jurisdiction to resolve specific issues pertaining solely to health and safety or to the mandatory requirements imposed by the law of the state of a Vessel's registry.

Amendments and Miscellaneous

             70. This written Agreement constitutes the entire agreement between the parties; all prior negotiations, agreements and communications are merged herein and superseded hereby; and there are no representations, warranties or obligations by either party to the other concerning the subjects of this Agreement except those herein set forth. The terms of this Agreement shall not be waived, altered, modified, amended, or supplemented, in any manner whatsoever, except by a written document duly executed by both parties hereto.

             71. In the event HA shall at any time act as an agent of Concessionaire, HA shall have no liability in respect of such acts or omissions nor shall there arise from such acts by HA any express or implied warranties of any nature whatsoever.

             72. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns who are authorized herein to succeed to the rights and duties of the parties by assignment or otherwise.

             73. Nothing in this Agreement shall operate to deprive HA, in whole or in part, of any right to limit liability on the theory of personal contract or otherwise.

             74. Article headings are for convenience of reference only and shall not be construed as part of this Agreement.

             75. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             76. All notices required under the terms and provisions hereof (excluding Article 61) shall be in writing, or by telegraphic means, and any such notices and other correspondence or communications shall be addressed:

                      If to HA:

                      Holland America Line - Westours Inc.
                      300 Elliott Avenue West
                      Seattle, WA 98119

                      Attn:         Marine Hotel Department
                           Director, Hotel Operations
                      Fax:          (206) 286-3274

                      If to Concessionaire:

                      Allders International (USA) Inc.
                      1510 S.E. 17th St.
                      Fort Lauderdale, FL 33316
                      Fax:  (954) 764-3505

or to such other address as either party may from time to time designate by notice to the other.

             77. HA and Concessionaire each warrant to the other that no brokers, agents or any third parties were involved in or played any part in the negotiations of this Agreement and no commissions, finders fees or compensation of any type is payable to any third party in connection with this Agreement.

             78. The parties hereto agree that, during the term of this Agreement, they shall use reasonable efforts to maintain the confidentiality of all information, records, reports and other data as to the activities of the parties under this Agreement, provided, however, that: (a) nothing contained herein shall preclude disclosures, on a confidential basis, to affiliated entities; and (b) each party acknowledges that confidentiality may be difficult to maintain given the large number of people with access to such information, records, reports and other data and that neither party shall have any liability to the other so long as reasonable efforts were utilized to maintain confidentiality.

             79. Concessionaire represents, warrants, covenants and agrees that it has not offered or made, nor will it offer or make, any payment (in cash, in kind or otherwise) to any employee, officer of director of HA or any of its affiliates (including officers or crewmembers of any Vessel) that could be construed as being a bribe or inducement to act or refrain from acting. If any such person shall solicit such a payment from Concessionaire, Concessionaire shall promptly notify the President of HA, by telefax, telefax No. (206) 284-8332.

             IN WITNESS WHEREOF, HA and Concessionaire have executed this Agreement the day and year first above written.

                           HOLLAND AMERICA LINE - WESTOURS INC.
                           As Agents for the Owners and Charterers
                           of the Vessels ss ROTTERDAM, ms NIEUW AMSTERDAM, ms NOORDAM, ms WESTERDAM, ms STATENDAM, ms MAASDAM, ms RYNDAM, ms VEENDAM, and ms ROTTERDAM VI.


                           BY /s/ A. Kirk Lanterman
                              -------------------------------------------
                                  A. Kirk Lanterman
                                  President and Chief Executive Officer


                           ALLDERS INTERNATIONAL (USA) INC.


                           BY /s/ Nicholas G. Hall
                              -------------------------------------------
                                  Nicholas G. Hall
                                  ---------------------------------------
                                  Chief Financial Officer
                                  ---------------------------------------

                                  AMENDMENT TO
                              CONCESSION AGREEMENT

         AMENDMENT, dated and effective as of the 15th day of December, 1998, by and between Holland America Line-Westours, Inc., a Washington corporation ("HA"), and Starboard Holdings Ltd., a Barbados corporation ("Starboard").

                                R E C I T A L S:

         1. HA and Nuance Global Traders (USA) Inc. (f/k/a Allders International (USA Inc.), a California corporation ("Nuance"), entered into that certain Concession Agreement, dated as of January 18, 1996 (the "Agreement"), the terms of which are incorporated herein by this reference. All terms defined in the Concession Agreement shall have the same meaning herein as therein specified.

         2. Nuance assigned its rights and obligations under the Concession Agreement to Starboard, which assignment was consented to by HA pursuant to that certain Consent to Assignment signed by HA on December 11, 1998 and by Starboard on December 14, 1998. As a result, Starboard is now the Concessionaire under the Agreement.

         3. HA and Starboard desire to amend the Agreement including an extension of the term of the Agreement. The parties acknowledge that, by virtue of the term extension, the Agreement will also extend to three additional Vessels that are now under construction: the Volendam (expected to be delivered in July, 1999); the Zaandam (expected to be delivered in January, 2000) and the Rotterdam VII (to be renamed and expected to be delivered in September, 2000).

         4. The parties intend that this Amendment shall be effective as to all sailings ending after the date first above written.

                              A G R E E M E N T S:
                              - - - - - - - - - - -

         1. Section 2. Section 2 of the Agreement is amended by substituting "November 30, 2004" for "November 30, 2001" in the first sentence following the chart. The parties further agree that the effective date of this Agreement as to each of the Volendam, Zaandam and Rotterdam VII will be the date when each Vessel is placed in actual passenger service.

            2. Section 3. Section 3 of the Agreement is amended to read in its entirety as follows:

         Either party shall have the right to terminate the term of this Agreement prior to the expiration of the term above stated by giving at least six (6) months advance notice to the other party, provided, however, such notice must include all Vessels and further provided, however, if such notice provides for a termination date prior to November 30, 2001, it must be given at least twelve (12) months in advance.

         3. Section 5(C). Section 5(C) of the Agreement is amended by adding the following to the end thereof:

         Upon request of HA, Concessionaire shall purchase, supply and sell in the Vessels' shops arts, crafts and other merchandise manufactured or created by Alaska Natives ("Alaska Native Items"). If requested by HA, Concessionaire shall discount Alaska Native Items in order to promote sales.

         4. Section 5(K). Section 5(K) of the Agreement is amended to read in its entirety as follows:

                  K. Concessionaire will, from time to time and as requested by HA, prepare a list of merchandise then being offered in the Vessels' stores that will be available for purchase at a discount to Vessel officers and crew. Discount amounts and policies for officers and crew will be determined by HA.

         5. Section 6(A). Section 6(A) of the Agreement is amended to read in its entirety as follows:

         As used in this Agreement, the term "Sales Revenue" refers to the gross revenues earned from sales by Concessionaire under this Agreement determined without regard to any crew discounts requested by HA pursuant to Section 5(K) and without regard to any discounts on Alaska Native Items requested by HA pursuant to Section 5(C) but after deducting Administrative Charges payable by Concessionaire under
         Section 8 (i.e., the Sales Revenue is computed on the basis of the original sales price before discounts). As used in this Article 6, the "Specified Amount" shall be as follows:

                     Annual Period                             Specified Amount
                     -------------                             ----------------

                     Until 11/30/96                            [*
                     12/1/96-11/30/97
                     12/1/97-11/30/98
                     12/1/98-11/30/99
                     12/1/99-11/30/00                            ]
--------

* This confidential portion has been omitted and filed separately with the Commission.

                               12/1/00-11/30/01        [*
                               12/1/01-11/30/02
                               12/1/02-11/30/03
                               After 12/1/03             ]

         As used in this Article 6, the "Specified Amount Effective Date" for the Veendam, Rotterdam VI, Volendam, Zaandam and Rotterdam VII shall be the date on which each Vessel is placed in actual passenger service and as to all of the other Vessels shall be the earlier of: (i) the first day of the first voyage that ends after December 1, 1996; or (ii) the first day of the third voyage that ends after the first scheduled drylocking of the Vessel following the date of this Agreement.

         6. Sections 6(B). Section 6(B) of the Agreement is amended to read in its entirety as follows:

                  B. For purposes of applying Article 10(D) below, amounts due from Concessionaire under this Article 6(B) shall initially be determined separately for each quarter (December-February, March-May, June-August, September- November) and on an aggregate basis for all Vessels, taking into account voyages ending during the quarter. For purposes of the final calculation under Article 10(E) below, amounts due from Concessionaire under this Article 6(B) shall be determined separately for each annual period (December 1 - November 30) and on an aggregate basis for all Vessels, taking into account voyages ending during the annual period. Concessionaire will pay HA in U.S. Dollars a rental fee equal to the Crew Amount plus the greater of the Percentage Amount or the Guarantee Amount. The Crew Amount shall equal:

                  (i) [*] of crew Sales Revenue from the Vessels; minus

                  (ii) the aggregate reduction in revenues as a result of crew discounts requested by HA pursuant to Section 5(K).

         The Percentage Amount shall equal the sum of:

                  (i) [*] of passenger Sales Revenue from the Vessels; plus

                  (ii) [*] of Sales Revenues from the Island Shop (as that term is defined in Section 80 below); minus

                  (iii) the aggregate reduction in revenues as a result of discounts requested by HA on Alaska Native Items pursuant to Section 5(C).

---------------

* This confidential portion has been omitted and filed separately with the Commission.

         The Guarantee Amount equals the Specified Amount per passenger per day (excluding day of disembarkation). The determination of the applicable Specified Amount shall be based on the annual period in which occurs the last day of the voyage. If all voyages are not identical, the rental fee calculation shall be determined using a weighted average calculation. If the termination date of the term of this Agreement is other than the last day of the annual period, the annual period shall be deemed to end as of the termination date and all calculations shall be made on the basis of the shortened annual period.

         7. Section 8. Section 8 of the Agreement is amended by adding the following to the end thereof: As to equal voyage, Concessionaire shall also pay HA an administrative charge equal to [*] of all Concessionaire sales paid for by credit or debit card plus [*] of all Concessionaire sales paid for other than by credit or debit card ("Administrative Charges"). Administrative Charges do not apply to Post-Voyage Sales. Administrative Charges are computed on actual revenues (after all discounts). Administrative Charges are computed on actual revenues (after all discounts). Administrative Charges are included in the "other amounts due HA under this Agreement" for purposes of Section 10(D) and 10(E) of this Agreement.

         8. Sections 10(A). Section 10(A) of the Agreement is amended to read in its entirety as follows:

         As HA under its "no cash" policy collects and holds all revenues generated by Concessionaire on board and since all NSA Sales (as that term is defined in Section 5(J) above) will be processed through HA's credit card processing system, HA shall remit to Concessionaire, at the end of each voyage, an amount computed as follows: (i) [*] of the Sales Revenue for the voyage from Vessel sales (excluding Post-Voyage Sales); plus (ii) [*] of the Sales Revenue for that voyage from Island Shop sales, minus (iii) messing charges, Administrative Charges and other unpaid amounts due to HA for that voyage. Credit card service charges for on-board sales (including NSA Sales) shall be for the account of HA. Credit card service charges for Post-Voyage Sales shall be for the account of Concessionaire.

         9. Section 10(C). Section 10(C) of the Agreement is amended by substituting [*] therein.

         10. Section 31. Section 31of the Agreement is amended by adding the following to the end thereof:

         Concessionaire acknowledges that lists of HA's customers and lists of Vessel passengers, whether past, present, future or prospective, or any information of whatever nature relating to the names, addresses, telephone numbers or other

---------------

*This confidential portion has been omitted and filed separately with the Commission.

information regarding Vessel passengers derived by Concessionaire in connection with its performance under this Agreement (collectively, "Customer Lists") are and shall remain at all times the exclusive property of HA. The Customer Lists represent a special, valuable and unique asset of HA that has been developed at considerable expense to HA. Accordingly, Concessionaire agrees that it shall not disclose or furnish to any third party any Customer Lists during or after the term of this Agreement, other than with HA's express written consent, which may be withheld in HA's sole discretion. Concessionaire further agrees to use the Customer List information solely for the purpose of fulfilling orders and completing transactions arising under this Agreement and will not use the Customer List information for any other business operated by it or its affiliates. Upon termination of this Agreement, or at such other times upon HA's request, Concessionaire will return to HA all Customer Lists or any information related thereto. Concessionaire recognizes that any violation of this Section shall cause HA substantial and irreparable harm and shall entitle HA to seek immediate injunctive relief, in addition to such other remedies afforded by law or equity. The obligations under this Section shall survive the expiration or termination of this Agreement.

         11. Section 80. A new Section 80 is added to the Agreement to read in its entirety as follows:

                  80. This section relates to operations on Little San Salvador, an island in the Bahamas (the "Island") that HA and its affiliates are using as a port of call for the Vessels. The Island is owned by HAL Properties Limited ("HPL"). For purposes of this Agreement: (i) Concessionaire shall have the same obligations to HPL as it does to Owners; (ii) HPL shall have the same rights and obligations as Owners; and (iii) HA shall be considered to be acting as agent for HPL. HPL has built one shop on the Island that will be open while Vessels are calling at the Island (the "Island Shop"). As part of its operations under this Agreement, Concessionaire has agreed to operate the Island Shop, subject to the following:

                  a. Merchandise To Be Sold: The merchandise that can be sold at the Island Shop is limited to: (a) high quality, upscale Bahamian arts and crafts; (b) merchandise that includes the Trademarks; and (c) film, sunscreen and similar sundries for passenger use while on the Island. Concessionaire is not authorized to sell any merchandise in the Island Shop that would be in direct competition with the merchandise being sold by Bahamian vendors on the Island. For these purposes, merchandise that includes the Trademarks will not be considered in direct competition with similar merchandise that does not include the Trademarks.

                  b. Standards and Procedures. All standards and procedures applicable to the operation of the retail shops on the Vessels (including, without limitation, those provided for in Section 5(J) of this Agreement) shall apply to the operation of the Island Shop.

                  c. Staffing: The Island Shop will be staffed by Concessionaire's employees from the Vessel that is calling at the Island. At least two employees will be on duty at the Island Shop during the hours published for tender service to/from the Island.

                  d. Customers, Duties, Stamp, Taxes, Etc.: Concessionaire is solely responsible for the payment of all customs duties, stamp taxes, business license fees and any other taxes or other levies imposed by the Commonwealth of the Bahamas with respect to any aspect of the operation of the Island Shop.

         12. No Other Amendments. Except as above provided, the Agreement shall remain in full force and effect in accordance with its original terms.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

STARBOARD HOLDINGS LTD.                    HOLLAND AMERICA LINE-WESTOURS INC


By: /s/ J.P. Miguel                        By: /s/
   -----------------------------              ------------------------------
     Its President                             Its President and COO
     ---------------------------               -----------------------------